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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this 22nd day of October, 2001 by JAMES K. SCHULER, an individual residing at 3249 Diamond Head Rd., Honolulu, Hawaii 96815 (the "Employee"), and D.R. HORTON, INC., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the Company and Schuler Homes, Inc. ("Schuler") have entered into an Agreement and Plan of Merger, dated as of October 22, 2001 (the "Merger Agreement");

         WHEREAS, the Merger Agreement provides that, as a condition to the consummation of the transactions contemplated thereby, the Company shall have entered into an employment agreement with the Employee, with employment thereunder to be effective as of the Closing Date as defined in the Merger Agreement (such date being the "Effective Date" herein).

         WHEREAS, pursuant to the provisions of the Merger Agreement, the Company desires to hire the Employee, and the Employee desires to accept employment with the Company, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment of Employee. Subject to the terms and conditions hereof, the Company hereby employs the Employee in the capacity of Senior Vice President of Company and President of the Company's Schuler Homes Region, and the Employee hereby accepts such employment.

         2. Duties. The Employee shall be responsible for operations of the Company's Schuler Homes Region. The Company agrees to assign to the Employee, and the Employee agrees to perform, such duties and responsibilities as are consistent with the responsibilities assigned to the regional presidents of other regions of the Company as well as such other duties and responsibilities as the Chairman or Chief Executive Officer of the Company may from time to time assign. During the term of his employment with the Company, the Employee shall devote his full time to the business and affairs of the Company (other than with respect to those activities and investments in which the Employee is engaged as of the date hereof as more fully set forth on Schedule B to the Confidentiality and Noncompetition Agreement, dated as of the date hereof (the "Noncompetition Agreement"), delivered by the Employee in favor of the Company), shall use his reasonable best efforts to discharge the responsibilities of his office and position as set forth herein, and shall not engage in any other employment or business activities for any direct or indirect remuneration that would be harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder. In addition, during the term of this Agreement and thereafter the Employee may be nominated to, and if nominated agrees to serve on, the Company's Board of Directors; provided, however, that

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during any period of such service the Employee will continue to hold
(individually or through a foundation or trust of his designation) at least 25% of the Company's common stock that he and his affiliates receive in connection with Merger Agreement.

         3. Termination of Prior Employment Agreement. On and after the Effective Date, this Agreement will supersede the April 3, 2001 Employment Agreement between the Employee and Schuler and any amendments thereto (the "Schuler Agreement"), and such agreement shall thereupon be terminated and no longer in effect. Except as expressly provided herein, the parties mutually release each other from all debts, duties, and obligations under the Schuler Agreement including, without limitation, the severance and other obligations of
Section 5 thereof. The release of such obligations and termination of the Schuler Agreement shall not constitute a Termination of Service or a Constructive Termination thereunder entitling the Employee to severance or any other benefit under the Schuler Agreement.

         4. Base Compensation. During the Term (as defined below), the Company shall pay to the Employee semi-monthly, as base compensation for the services to be rendered hereunder, the sum of $12,500.00 less appropriate deductions and withholdings, with such payments made consistent with the normal payroll procedures of the Company (the "Base Compensation"). The Base Compensation shall be prorated for any month during which the Employee is employed for less than the entire month.

         5. Bonus. For Schuler's fiscal year ending on March 31, 2002, the Employee shall be eligible to receive a bonus of one percent (1%) of the earnings before taxes attributable to the operations of Schuler as historically conducted consistent with past practices immediately prior to the Effective Date. Such bonus shall be offset against any portion of the annual bonus received by the Employee pursuant to Section 4(b) of the Schuler Agreement for such fiscal year. For the periods commencing on April 1, 2002 and ending on March 31, 2003 and for each twelve month period thereafter, provided the Employee remains employed during such periods, the Employee shall be eligible to receive a bonus of 0.75% of the pre-tax income during each such period attributable to the Schuler Homes Region (calculated in the manner the Company calculates regional pre-tax income for internal financial statements presentation). Any such bonus payments may be made, at the Company's discretion, under the Schuler's 2000 Incentive Bonus Plan or the Company's 2000 Incentive Bonus Plan, as the case may be.

         6. Employee Benefits. During his employment, the Employee shall be entitled to participate, subject to their terms, in those benefit plans and programs (other than incentive compensation plans) generally available to similarly situated officers of the Company. Such plans may include, but not necessarily be limited to, the D.R. Horton, Inc. 1991 Stock Incentive Plan, the D.R. Horton, Inc. Profit Sharing Plus Plan, the D.R. Horton, Inc. Flexible Benefits Plan, the D.R. Horton, Inc. Major Medical Health Care Plan, the D.R. Horton, Inc. Pre-Tax Premium Contribution Plan and such other employee benefit plans generally available to employees of the Company as may be in effect from time to time. In addition, during his employment, the Employee shall be eligible to participate in the D.R. Horton, Inc. Supplemental Executive Retirement Plan No. 1 and the D.R. Horton, Inc. Supplemental Executive Retirement Plan No. 2.


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The Company reserves the right to amend, modify, or terminate such benefit plans or programs, as well as any benefit arrangement or policy reflected in its Employee Manual, at any time without notice to the Employee. Additionally, the Company agrees to reimburse the Employee in accordance with generally applicable policies of the Company for business expenses reasonably incurred by the Employee on behalf of the Company.

         7. Term. The term of the Employee's employment hereunder shall commence as of the Effective Date and, unless sooner terminated as provided in Section 8 hereof, shall continue through March 31, 2005. Upon termination of such employment, the provisions of Sections 9 through 17 hereof shall remain in force pursuant to their respective terms.

         8. Termination. The Employee's employment under this Agreement shall terminate upon the following circumstances:

            (a) the death of the Employee;

            (b) the Employee becomes Permanently Disabled. For purposes of this provision, the Employee shall be "Permanently Disabled" if: (i) to the extent that the Employee is covered by a policy of disability insurance, the Company reasonably determines that the Employee's condition satisfies the definition of "disability" therein; or (ii) in the event that Employee is not covered by a policy of disability insurance, it is determined that, as the result of physical or mental incapacity, he has been or will be unable to perform the essential duties of his position, even with reasonable accommodation, for a period of 90 days or more. The determination of Permanent Disability for purposes of subpart (ii) of the preceding sentence shall be made by mutual agreement of the Employee and the Company, or if no such agreement is reached, shall be determined by a mutually selected person who is an expert in the type of disability claimed whose determination shall be final and binding. If the parties cannot agree on the selection of an expert as provided in the preceding sentence, the determination shall be made by an arbitrator selected pursuant to the commercial arbitration rules of the American Arbitration Association. Nothing in this Agreement shall constitute a promise that the Company will provide any form of disability insurance coverage or a guarantee that the Employee will receive any benefits under such coverage;

            (c) the delivery by the Employee to the Chairman or Chief Executive Officer of the Company of 30 days prior written notice of termination as of a date not earlier than the first anniversary of the Effective Date;

            (d) the engagement by the Employee in any activity that constitutes Cause. For purposes of this Agreement, the term "Cause" shall mean that the Employee shall have committed any act of fraud, embezzlement or theft in connection with his duties hereunder;


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            (e) the delivery by the Company to the Employee of notice of termination as of a date not earlier than the first anniversary of the Effective Date; or

            (f) the delivery by the Employee to the Company of notice of termination by reason of a Material Breach by the Company. A "Material Breach by the Company" shall mean a breach by the Company in any material respect of any material provision of this Agreement, if such breach is not discontinued within 10 days of written notice from the Employee or occurs again after the expiration of such 10-day notice period.

         In the event that the Employee's employment is terminated under subsections (a) through (d) above at any time, or under subsections (e) or (f) at any time after March 31, 2003, his right to additional compensation and benefits shall cease and the Employee shall be entitled only to earned Base Compensation, accrued bonus amounts, and accrued but unused vacation time as of the date of termination. Under such circumstances, the accrued bonus amount shall be a pro rata portion of any bonus that would otherwise have been paid under Section 5 of this Agreement, calculated by dividing the number of days employed during the relevant bonus period by the total number of days in such period. Any Base Compensation and Bonus amounts due following termination under this Section shall be paid consistent with the Company's normal payroll and bonus determination schedules.

         9. Non-Disclosure of Confidential Information.

            (a) In the course of his employment under this Agreement, the Employee will be given access to and receive certain Confidential Information that the Company has acquired and developed, and will continue to acquire and develop, through the expenditure of valuable resources and that provide the Company with advantages over competitors who do not know and use such information. For purposes of this Agreement, "Confidential Information" includes any trade secret, process, computer information systems, plans, checklists, documents, pricing information, cost and expense data, customer lists or information pertaining to customers, financial information, or marketing data, whether such information is embodied in writing or other physical form or in the memory of the Employee. The Employee acknowledges and agrees that the Company has taken reasonable precautions against the disclosure to and use by others of such Confidential Information. The Employee further acknowledges and agrees that, although some of the Confidential Information existing on the date hereof may be known to the Employee by reason of his prior association with the business acquired by the Company pursuant to the Merger Agreement, additional valuable Confidential Information of the Company will be disclosed to the Employee in connection with his employment under this Agreement. Accordingly, the Employee agrees that he will not, directly or indirectly, disclose or use any such Confidential Information during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company's benefit.

            (b) The Employee further agrees that all files, records, documents, computer-recorded information, marketing surveys, operating manuals, price lists, memoranda, and similar


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items relating to the business of the Company, whether prepared by the Employee or otherwise coming into his possession, are and shall remain the exclusive property of the Company and shall be immediately returned (along with any copies or derivatives thereof) upon the termination of the Employee's employment with the Company.

            (c) Notwithstanding the foregoing, this Section 9 shall not preclude the Employee from disclosing information and material covered by this provision to the extent that it (i) is or becomes generally available to the public other than by the Employee's breach of this Section 9, (ii) is required to be disclosed by law or court order, and the Employee has promptly notified the Company of the requirement to disclose such information or material and allowed the Company a reasonable period to obtain a protective order to prevent such disclosure, or (iii) is disclosed to the Employee's accountant, lawyer, or other advisor for the sole purpose of receiving professional advice with respect thereto, provided that such professional advisor does not disclose the covered information or material to any other person except as permitted under this subsection.

            (d) The existence of any claim or cause of action by the Employee against the Company whether predicated upon the terms of the Employee's employment hereunder or otherwise, shall not constitute a defense to the enforcement by the Company, or its successors and assigns, of the foregoing restrictive covenants but shall be litigated separately.

         10. Non-Solicitation and Non-Interference.

            (a) The Employee acknowledges and agrees that the nature of the Confidential Information to which he will have access by virtue of his employment under this Agreement will render it impossible, even with the exercise of complete good faith, to engage in certain conduct without using or disclosing such Confidential Information. Accordingly, in exchange for access to such information and in order to protect its value to the Company, the Employee agrees that during his employment under this Agreement and for a period of one
(1) year thereafter (the "Restricted Period"), he shall not engage in any of the following activities (hereinafter, the "Prohibited Activities"):

                (i) Solicit Employees. Solicit to employ any employee of the
            Company or any affiliate thereof while such person is employed by any of them;

                (ii) Interfere with Contracts. Either on his own account or for any other person, solicit, induce, attempt to induce, interfere with or endeavor to cause any person (including without limitation any broker, customer, governmental authority, subcontractor, or supplier) to modify, amend, terminate, or otherwise alter any contract or arrangement that such person has with the Company;

                (iii) Send Home Buyers to Competitors. Make any statement or perform any act intended to cause any existing or potential home buyer of whom the Employee was aware during his employment under this Agreement to purchase


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             a home from or enter into a commercial construction contract with any existing or prospective competitor of the Company.

         (b) If, for any period, the Employee is in breach or violation of the provisions of this Section 10, the Restricted Period shall be extended by a period equal to the period of such breach or violation.

         11. Enforcement. The Employee acknowledges and agrees that any breach or threatened breach of the provisions of Sections 9 or 10 of this Agreement would result in damage to the Company that would be immediate and irreparable, would be difficult and perhaps impossible to adequately ascertain, and would not be subject to adequate remedy by virtue of money damages. Accordingly, the Employee agrees that in the event of any such threatened or actual breach or violation, the Company shall be entitled to an injunction restraining any future or continued breach or violation without need for any bond or other security. Such right to an injunction shall be in addition to and cumulative of (and not in lieu of) any other remedies to which the Company is entitled because of such breach or violation. If a court of competent jurisdiction determines that the provisions of Sections 9 or 10 are partially or wholly inoperative, invalid, or unenforceable in a particular case because of their duration, scope, restricted activity, or any other parameter, the court shall reform such duration, scope, restricted activity, or other parameter with respect to such case to permit enforcement of the reformed provisions to the greatest extent allowable.

         12. Company Property. The Employee agrees that any and all home designs, development techniques or other concepts, products, or processes relating to the Company's business which the Employee may create, make, discover, introduce or invent while retained by the Company hereunder, shall belong to and be the sole property of the Company. The Employee agrees promptly and fully to disclose the same to the Company and to assign all rights thereto to the Company immediately.

         13. Survival. The parties hereby agree that the provisions of Sections 9 through 17 hereof shall survive the termination of this Agreement.

         14. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas.

         15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and any corporation with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and the Employee and his executors, administrators, heirs and legal representatives. Since the Employee's duties and services hereunder are special, personal and unique in nature, the Employee may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement.


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         16. Entire Agreement. This Agreement and the Noncompetition Agreement,
contain the entire agreement between the parties relating to the subject matter hereof and supersede all previous agreements between the parties whether written or oral with respect to the subject matter hereof. This Agreement cannot be modified, altered or amended except by a writing signed by all the parties.

         17. Invalidity. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect, and the parties hereto shall continue to be bound thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             /s/ JAMES K. SCHULER
                                             -----------------------------------
                                             James K. Schuler




                                             D.R. HORTON, INC.


                                             By: /s/ RICHARD BECKWITT
                                                --------------------------------
                                                Richard Beckwitt
                                                Attorney-in-Fact


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